Exhibit 10.4
Exhibit B
HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED
2002 STOCK OPTION AND INCENTIVE PLAN
RESTRICTED STOCK AGREEMENT
FOR OFFICERS AND KEY EMPLOYEES
     THIS RESTRICTED STOCK AGREEMENT (this “Agreement”), dated as of July 1, 2007, is entered into between HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED, a Delaware corporation (the “Company”), and Dinesh Paliwal (“Grantee”). Capitalized terms used herein but not defined shall have the meanings assigned to those terms in the Company’s 2002 Stock Option and Incentive Plan (the “Plan”).
W I T N E S S E T H:
     A. Grantee is an employee of the Company or a Subsidiary of the Company; and
     B. The execution of this Agreement in the form hereof has been authorized by the Compensation and Option Committee of the Board (the “Committee”);
     NOW, THEREFORE, in consideration of these premises and the covenants and agreements set forth in this Agreement, the Company and Grantee agree as follows:
     1. Grant of Restricted Shares. The Company hereby grants to Grantee 15,000 shares (the “Restricted Shares”) of the Company’s common stock, par value $0.01 per share (“Common Shares”), (the “Grant”). The Restricted Shares shall be fully paid and nonassessable and shall be represented by a certificate or certificates registered in the name of Grantee. Certificates evidencing Restricted Shares, and any certificates for Common Shares issued as dividends on, in exchange of, or as replacements for, certificates evidencing Restricted Shares, shall bear legends referring to the restrictions set forth herein and any other restrictive legends as the Company’s counsel may deem necessary or advisable. This Agreement constitutes an “Evidence of Award” under the Plan.
     2. Date of Grant. The effective date of the grant of the Restricted Shares is July 1, 2007.
     3. Restrictions on Transfer. The Restricted Shares may not be transferred, sold, pledged, exchanged, assigned or otherwise encumbered or disposed of by Grantee unless and until they have become nonrestricted and nonforfeitable in accordance with Section 4 hereof; provided, however, that Grantee’s interest in the Restricted Shares may be transferred by will or the laws of descent and distribution. Any purported transfer, encumbrance or other disposition of the Restricted Shares that is in violation of this Section 3 shall be null and void, and the other party to any such purported transaction shall not obtain any rights to or interest in the Restricted Shares.

     4. Lapse of Restrictions.
          (a) The Restricted Shares shall become nonrestricted and nonforfeitable as July 1, 2010, unless earlier forfeited in accordance with Section 5.
          (b) Notwithstanding the provisions of Section 4(a) above, all Restricted Shares shall become immediately nonrestricted and nonforfeitable upon the occurrence of a Change in Control (as defined below). A “Change in Control” means the occurrence, before this Agreement terminates, of any of the following events:
          (i) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d 3 promulgated under the Exchange Act) of 25% or more of the combined voting power of the then outstanding securities of the Company entitled to vote generally in the election of directors (the “Voting Shares”); provided, however, that for purposes of this Section 4(b)(i), the following acquisitions shall not constitute a Change in Control: (A) any issuance of Voting Shares directly from the Company that is approved by the Incumbent Board (as defined in Section 4(b)(ii) below), (B) any acquisition by the Company or a Subsidiary of Voting Shares, (C) any acquisition of Voting Shares by any employee benefit plan (or related trust) sponsored or maintained by the Company or any Subsidiary or (D) any acquisition of Voting Shares by any Person pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) below;
          (ii) individuals who, as of the date hereof, constitute the Board (the “Incumbent Board”) cease for any reason to constitute at least a majority of the Board; provided, however, that any individual becoming a Director after the date hereof whose election, or nomination for election by the Company’s stockholders, was approved by a vote of at least two-thirds of the Directors then constituting the Incumbent Board (either by a specific vote or by approval of the proxy statement of the Company in which such person is named as a nominee for director, without objection to such nomination) shall be deemed to have been a member of the Incumbent Board, but excluding, for this purpose, any such individual whose initial assumption of office occurs as a result of an actual or threatened election contest (within the meaning of Rule 14a 12 of the Exchange Act) with respect to the election or removal of Directors or other actual or threatened solicitation of proxies or consents by or on behalf of a Person other than the Board;
          (iii) consummation of a reorganization, merger or consolidation, a sale or other disposition of all or substantially all of the assets of the Company or other transaction (each, a “Business Combination”), unless, in each case, immediately following the Business Combination, (A) all or substantially all of the individuals and entities who were the beneficial owners of Voting Shares immediately prior to the Business Combination beneficially own, directly or indirectly, more than 50% of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination (including, without limitation, an entity which as a result of such transaction owns the Company or all or substantially all of the Company’s assets either directly or through one or more subsidiaries), (B) no Person (other than the Company, such entity resulting from the Business Combination, or any employee benefit plan (or related trust) sponsored or maintained by the Company, any Subsidiary or such entity resulting from the Business Combination) beneficially owns, directly or indirectly, 25% or more of the combined voting power of the then outstanding Voting Shares of the entity resulting from the Business Combination and (C) at least a majority of the members of the board of directors of the entity resulting from the Business Combination were members of the Incumbent Board at the time of the execution of the initial agreement or of the action of the Board providing for the Business Combination; or
          (iv) approval by the stockholders of the Company of a complete liquidation or dissolution of the Company, except pursuant to a Business Combination that complies with clauses (A), (B) and (C) of Section 4(b)(iii) hereof.
          (v) Notwithstanding anything in the foregoing to the contrary, the consummation of the Agreement and Plan of Merger among KHI Parent Inc., KHI Merger Sub Inc. and Harman International Industries, Incorporated, dated as of April 26, 2007, shall not constitute a Change in Control for purposes of this Agreement.
     5. Forfeiture of Restricted Shares.
          (a) Any of the Restricted Shares that remain forfeitable in accordance with Section 4 hereof shall be forfeited if Grantee ceases for any reason to be employed by the Company or a Subsidiary at any time prior to such shares becoming nonforfeitable in accordance with Section 3 hereof, unless the Committee determines to provide otherwise at the time of the cessation of Grantee’s employment; provided, however, that if the Grantee is terminated by the Company without Cause or terminates for Good Reason (each as defined in the Letter Agreement between Grantee and the Company, dated as May 8, 2007 (the “Letter Agreement”)), the number of additional Restricted Shares that shall become nonrestricted and nonforfeitable shall be the greater of (I) 7,500, or (II) the number of shares determined by (x) dividing the number of full and partial months completed since July 1, 2007 by 36, (y) then multiplying the resulting quotient by the full number of Restricted Shares granted and (z) then subtracting the number of Restricted Shares that have previously become nonrestricted and nonforfeitable; provided, however, that if the sum of the result from subsection (II) above and the results from Section 6(a)(II) from Exhibit C to the Letter Agreement exceed 30,000, such sum shall control; provided, further, that all Restricted Shares shall become nonrestricted and nonforfeitable if Grantee’s employment terminates due to his death or Disability (as defined in the Letter Agreement). For the purposes of this Agreement, the Grantee’s employment with the Company or a Subsidiary shall not be deemed to have been interrupted, and Grantee shall not be deemed to have ceased to be an employee of the Company or a Subsidiary, by reason of (i) the transfer of Grantee’s employment among the Company and its Subsidiaries, (ii) an approved leave of absence of not more than 90 days, (iii) the period of any leave of absence required to be granted by the Company under any law, rule, regulation or contract applicable to Grantee’s employment with the Company or any Subsidiary, or (iv) while Executive is incapacitated and his employment has not been terminated for Disability.

          (b) In the event of a forfeiture, the certificate(s) representing Restricted Shares that have been forfeited shall be cancelled.
          (c) Notwithstanding anything elsewhere to the contrary, in no event shall Section 17(g) of the Plan be applicable to the Restricted Shares.
     6. Dividend, Voting and Other Rights. Grantee shall have all of the rights of a stockholder with respect to the Restricted Shares, including the right to vote the Restricted Shares and receive any dividends that may be paid thereon; provided, however, that any additional Common Shares, or other equity or debt securities or other consideration, including cash, that Grantee may become entitled to receive pursuant to a share dividend or a merger or reorganization or any other change in the capital structure of the Company shall be subject to the same restrictions as the Restricted Shares.
     7. Compliance with Law. The Company shall make reasonable efforts to comply with all applicable federal or state securities laws; provided, however, that notwithstanding any other provision of this Agreement, the Company shall not be obligated to issue any restricted or nonrestricted Common Shares or other securities pursuant to this Agreement if the issuance thereof would result in a violation of any such laws.
     8. Employment Rights. This Agreement shall not confer on Grantee any right with respect to the continuance of employment or other services with the Company or any Subsidiary. No provision of this Agreement shall limit in any way whatsoever any right that the Company or a Subsidiary may otherwise have to terminate the employment of Grantee at any time.
     9. Communications. All notices, demands and other communications required or permitted hereunder or designated to be given with respect to the rights or interests covered by this Agreement shall be deemed to have been properly given or delivered when delivered personally or sent by certified or registered mail, return receipt requested, U.S. mail or reputable overnight carrier, with full postage prepaid and addressed to the parties as follows:

If to the Company, at:	1101 Pennsylvania Avenue, N.W.
Suite 1010
Washington, D.C. 20004
Attention: Vice President-Financial Operations

If to Grantee, at:	Grantee’s address on the books of the Company
Either the Company or Grantee may change the above designated address by written notice to the other specifying such new address.
     10. Interpretation. The interpretation and construction of this Agreement by the Committee shall be final and conclusive; provided, however, that the definitions of Cause, Good Reason, and Disability and any other provision covered in the Letter Agreement or the Severance Agreement between the Company and the Grantee dated as of May 8, 2007 (the “Severance Agreement”) shall be interpreted in the manner set forth in the Letter Agreement or the Severance Agreement, as applicable. No member of the Committee shall be liable for any such action or determination made in good faith.

     11. Amendment in Writing. This Agreement may be amended as provided in the Plan; provided, however, that all such amendments shall be in writing.
     12. Integration. The Restricted Shares are granted pursuant to the Plan. Notwithstanding anything in this Agreement to the contrary, this Agreement is subject to all of the terms and conditions of the Plan, a copy of which is available upon request and which is incorporated herein by reference, the Letter Agreement and the Severance Agreement. As such, this Agreement, the Plan, the Letter Agreement and the Severance Agreement embody the entire agreement and understanding of the Company and Grantee and supersede any prior understandings or agreements, whether written or oral, with respect to the Restricted Shares.
     13. Severance. In the event that one or more of the provisions of this Agreement shall be invalidated for any reason by a court of competent jurisdiction, any provision so invalidated shall be deemed to be separable from the other provisions hereof and the remaining provisions hereof shall continue to be valid and fully enforceable.
     14. Withholding. The Grantee may reduce the Restricted Shares that have become nonforfeitable in order to cover minimum required tax withholding.
     15. Governing Law. This Agreement is made under, and shall be construed in accordance with, the laws of the State of Delaware.
     16. Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original and all of which together shall constitute one and the same instrument.
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     IN WITNESS WHEREOF, this Agreement is executed by a duly authorized representative of the Company on the day and year first above written.

HARMAN INTERNATIONAL INDUSTRIES, INCORPORATED

By:

Name:

Title:

The undersigned Grantee acknowledges receipt of an executed original of this Agreement and accepts the Restricted Shares subject to the applicable terms and conditions of the Plan and the terms and conditions hereinabove set forth.

Date:

Grantee